Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 18, 2018

by and among

MOHAWK CAPITAL FINANCE S.A.,

as Issuer,

MOHAWK INDUSTRIES, INC.,

as Guarantor,

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, Registrar and Transfer Agent,

and

ELAVON FINANCIAL SERVICES DAC, UK BRANCH,

as Paying Agent and Calculation Agent

€300,000,000 Floating Rate Notes due 2020

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is made as of May 18, 2018, by and among MOHAWK CAPITAL FINANCE S.A., a company organized under the laws of Luxembourg, as Issuer (and referred to herein as the “Company”), MOHAWK INDUSTRIES, INC., a Delaware corporation, as Guarantor (and referred to herein as the “Guarantor”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), Registrar and Transfer Agent (the “Transfer Agent”), and ELAVON FINANCIAL SERVICES DAC, UK Branch, as Paying Agent and Calculation Agent.

WHEREAS, the Company, the Guarantor and the Trustee entered into that certain Senior Indenture dated as of September 11, 2017 (the “Original Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein and for the guarantee thereof by the Guarantor;

WHEREAS, the Company has determined to issue a series of Securities as provided herein;

WHEREAS, Section 3.1 of the Original Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in an indenture supplemental to the Original Indenture;

WHEREAS, Section 12.1(9) of the Original Indenture provides for the Company, the Guarantor and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Original Indenture;

WHEREAS, the Company, the Guarantor, the Trustee and the Paying Agent entered into that certain First Supplemental Indenture dated as of September 11, 2017 pursuant to which the Company issued its €300,000,000 Floating Rate Notes due 2019;

WHEREAS, the Company and the Guarantor have registered the Trustee and the Paying Agent to join them in the execution and delivery of this Second Supplemental Indenture in order to supplement the Original Indenture by establishing the forms and terms of a series of securities to be known as the Company’s €300,000,000 Floating Rate Notes due 2020 (the Original Indenture, as supplemented by this Second Supplemental Indenture, the “Indenture”).

WHEREAS, all the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Original Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Original Indenture, the definition set forth herein shall control:

“Actual/360” has the meaning specified in Section 2.3(b).

“Additional Amounts” has the meaning specified in Section 2.3(d).

“Applicable EURIBOR Rate” means the rate determined in accordance with the following provisions:

(a) Two prior Target Days on which dealings in deposits in Euros are transacted in the Euro-zone Interbank Market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), the Calculation Agent, as agent for the Company, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in Euro having a maturity of three months commencing on the first day of the applicable Floating Rate Interest Period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying Euro-zone Interbank Offered Rates for Euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below.

(b) With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in Euro are offered by four major banks in the Euro-zone Interbank Market selected by the Company (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the Euro-zone Interbank Market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company shall request the principal Euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the Euro-zone selected by the Company at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in Euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by the Company are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually.

“Business Day” means any day, other than a Saturday or Sunday, (a) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (b) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates.

“Calculation Agent” shall mean Elavon Financial Services DAC, UK Branch, or any successor thereto as provided in Section 2.3 hereof.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of (a) the Company and its Subsidiaries’ assets, taken as a whole or (b) the Guarantor and its Subsidiaries’ assets, taken as a whole, in each case, to any person other than to the Guarantor or one of the Guarantor’s Subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than the Guarantor or one of the Guarantor’s Subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, the Guarantor or any parent company (as defined below) or other Voting Stock into which the Voting Stock of the Company, the Guarantor or of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company, the Guarantor or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, the Guarantor or any parent company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, the Guarantor or any parent company is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company, the Guarantor or such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Company or of the Guarantor. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company or the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of the Voting Stock of the Company or the Guarantor, as applicable, or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided, that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning specified in Section 2.6.

“Change of Control Payment” has the meaning specified in Section 2.6.

“Change of Control Payment Date” has the meaning specified in Section 2.6.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Clearstream” means Clearstream Banking, société anonyme Luxembourg.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

(a) all current liabilities, and

(b) goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Guarantor and the Consolidated Subsidiaries, in accordance with GAAP.

“Daily Interest Amount” has the meaning specified in Section 2.3(b).

“Directive” means a legal act of the European Union.

“EURIBOR Business Day” means any day that is not a Saturday nor a Sunday and that, in the City of New York and the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, operates.

“Euros” or “€” means the currency of the member states of the European Union.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

“Fitch” means Fitch Inc., and its successors.

“Floating Interest Rate” shall have the meaning set forth in Section 2.3(b) hereof.

“Floating Rate Interest Payment Date” shall mean August 18th, November 18th, February 18th and May 18th of each year in which the Notes are outstanding, commencing with August 18, 2018.

“Floating Rate Interest Period” means the period from and including a Floating Rate Interest Reset Date to, but excluding, the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Date, as the case may be, to but not including the Floating Rate Maturity Date or the Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR Business Day, then the principal amount of the Notes, plus accrued and unpaid interest thereon, shall be paid on the next succeeding EURIBOR Business Day (unless the next EURIBOR Business Day is in the next succeeding calendar month, in which case such Floating Rate Principal Payment Date or the Floating Rate Maturity Date shall be the immediately preceding EURIBOR Business Day).

“Floating Rate Interest Reset Date” means May 18th, August 18th, November 18th and February 18th of each year during which the Notes are outstanding, and will be set for the initial Floating Rate Interest Reset Date on May 18, 2018.

“Floating Rate Maturity Date” means May 18, 2020.

“Floating Rate Principal Payment Date” has the meaning specified in Section 2.3(b).

“Funded Debt” means (a) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (b) all rental obligations payable more than 12 months from such date under leases that would be required to be capitalized in accordance with GAAP as in effect on the date of this Second Supplemental Indenture (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Government Obligations” means securities that are (a) direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof.

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Interest Determination Date” has the meaning specified in the definition of “Applicable EURIBOR Rate”.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Guarantor or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such Sale and Leaseback Transaction, and less the amount (estimated reasonably and in good faith by the Guarantor) of income, franchise, sales and other applicable taxes required to be paid by the Guarantor or any Consolidated Subsidiary in connection with such Sale and Leaseback Transaction in the taxable year that such Sale and Leaseback Transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Notes” has the meaning specified in Section 2.1.

“parent company” has the meaning specified in the definition of “Change of Control”.

“Paying Agency Agreement” means the Paying Agency and Calculation Agent Agreement dated the date hereof by and among the Company, Guarantor, Paying Agent, Calculation Agent, Trustee, Registrar and Transfer Agent.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Guarantor or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Rating Agency” means:

(a) each of Moody’s, S&P and Fitch, and

(b) if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of the Guarantor’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to other credit enhancement (referred to herein as “Mohawk’s Senior Unsecured Debt Rating”) is lowered by at least two of the three Rating Agencies during the period (referred to herein as the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s or the Guarantor’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as Mohawk’s Senior Unsecured Debt Rating is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) Mohawk’s Senior Unsecured Debt Rating is below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing Mohawk’s Senior Unsecured Debt Rating at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to the Notes during that Trigger Period.

“Relevant Jurisdiction” means Luxembourg, the United States or any jurisdiction in which the Company is organized or otherwise a resident for tax purposes or through which payments are made or deemed made in respect of the Notes to be redeemed or, in the event that the Company appoints additional Paying Agents, the jurisdiction of any such additional Paying Agents or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax.

“Sale and Leaseback Transaction” means any arrangement whereby the Guarantor or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Guarantor (as certified by a resolution of the Guarantor’s board of directors and reasonably acceptable to the Trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors.

“Target Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is operating.

“Trigger Period” has the meaning assigned to such term in the definition of Rating Event.

“U.S. Dollars” means the lawful currency of the United States of America.

“Voting Stock” solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.

ARTICLE II

ESTABLISHMENT OF SECURITIES

The following provisions of this Article II are made pursuant to Section 3.1 of the Original Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.1.

SECTION 2.1. TITLE OF SECURITIES

There is hereby established a series of Securities designated the “Floating Rate Notes due 2020” (the “Notes”).

SECTION 2.2. AGGREGATE PRINCIPAL AMOUNT OF NOTES

There are initially to be authenticated and delivered €300,000,000 principal amount of the Notes. Such principal amount of the Notes may be increased from time to time pursuant to Section 3.1 of the Indenture.

All Notes of this series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any Holder, for issuances of additional Notes of such series. Any such additional Notes will rank equally with such series of Notes in all respects (other than the public offering price of such additional notes, the payment of interest accruing prior to the issue date of such additional Notes and/or the first payment of interest following the issue date of such additional Notes) as the series of Notes initially issued hereunder. Any such additional Notes, together with the series of Notes initially issued hereunder, may be consolidated to form a single series of Securities under the Indenture and have the same terms as to status, redemption or otherwise as the Notes initially issued hereunder; provided, however, that if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes issued hereby, such additional Notes shall be issued under a separate CUSIP, ISIN and/or any other identifying number.

Nothing contained in this Section 2.2 or elsewhere in this Second Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or Guarantor or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 3.4, 3.7, 3.8 and 12.5 of the Indenture.

The Notes shall be issued in registered form without coupons and shall be in substantially the form of Exhibit A attached hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto. The Notes shall be dated the date of authentication thereof. The Notes will initially be represented by one or more fully registered Global Securities. Each such Global Security will be deposited with, or on behalf of, a common safekeeper, and registered in the name of the nominee of the common safekeeper for the accounts of Clearstream and Euroclear. The Notes shall not be issuable in definitive form except under the limited circumstances specified in Section 3.7 of the Indenture. The Company will hold at its registered office a register of the Notes in which Clearstream and Euroclear will be recorded as holder.

SECTION 2.3. PAYMENT OF PRINCIPAL, INTEREST AND ADDITIONAL AMOUNTS ON THE NOTES

(a) The Notes will mature, and all then outstanding principal thereof shall be due and payable, on the Floating Rate Maturity Date.

(b) The Notes shall bear interest on the aggregate unpaid principal amount thereof at a rate per annum in effect for each day of a Floating Rate Interest Period equal to the Applicable EURIBOR Rate from time to time in effect for each applicable Floating Rate Interest Period plus thirty (30) basis points (0.30%) (the “Floating Interest Rate”); provided, however, that the minimum interest rate for the Notes shall be no less than 0.00% per annum. Accrued but unpaid interest on the Notes shall be payable on each Floating Rate Interest Payment Date. The Notes will bear interest at the applicable Floating Interest Rate until the principal on the Notes is paid or made available for payment (the “Floating Rate Principal Payment Date”). If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date occurring on May 18, 2018) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR Business Day, such Floating Rate Interest Reset Date or Floating Rate Interest Payment Date, as applicable, shall be the next succeeding EURIBOR Business Day, unless the next succeeding EURIBOR Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR Business Day. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate then in effect for such day by 360 and multiplying the result by the principal amount of the Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period. The Floating Interest Rate from time to time in effect for the Notes and amount of interest to be paid on the Notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any Holder of the Notes, provide the Floating Interest Rate at the time of the last Floating Rate Interest Payment Date with respect to the Notes. All calculations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Floating Rate Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint itself or another Person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes.

(c) All payments of interest and principal, including payments made upon any redemption of the Notes, shall be payable in Euros. The Company will make interest payments to the person in whose name the Notes are registered at the close of business on the EURIBOR Business Day preceding the respective Floating Rate Interest Payment Date. Payment of interest, subject to such surrender where applicable, (i) may be made at the Company’s option by wire transfer or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and (ii) in the case of any Global Security, must be made by wire transfer at such place and to such account at a banking institution as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto. So long as the beneficial owner of the Notes is a common safekeeper of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream. If, on or after May 18, 2018, the Euro is unavailable to the Company (or the Guarantor, in the case of payments under the guaranty hereunder) due to the imposition of exchange controls or other circumstances beyond the Company’s (or the Guarantor’s, in the case of payments under the guaranty hereunder) control or if the Euro is no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the Euro is again available to the Company (or the Guarantor, as applicable) or so used. In such circumstances, the amount payable on any date in Euros will be converted into U.S. Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. Dollar/Euro exchange rate published in The Wall Street Journal on or most recently prior to the second business day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee, the Paying Agent, nor the Calculation Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(d) The Company will, subject to the exceptions and limitations set forth below, pay to a holder of beneficial interests in any Note, as additional interest, such additional amounts (the “Additional Amounts”) as may be necessary so that every net payment by the Company or a Paying Agent of the principal of and interest on such Note and any other amounts payable on such Note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the Relevant Jurisdiction will not be less than the amount provided for in such Note to be then due and payable under the Notes. The obligation to pay Additional Amounts shall not apply:

(i) to any present or future tax, assessment or other governmental charge that would not have been so imposed but for:

(A) the existence of any present or former connection between the Holder or the holder of beneficial interests in the Notes for whose benefit such Holder holds such Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of the Holder, if the Holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Jurisdiction and its possessions, including, without limitation, the holder of beneficial interests in the Notes (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the Relevant Jurisdiction or being or having been engaged in a trade or business or present in the Relevant Jurisdiction or having, or having had, a permanent establishment in the Relevant Jurisdiction, or

(B) the presentation by the holder of beneficial interests in any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii) to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

(iii) to any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any Note;

(iv) to any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of any Notes, if compliance is required by statute or by regulation of the Relevant Jurisdiction as a precondition to relief or exemption from the tax, assessment or other governmental charge;

(v) to any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or as the Company’s direct or indirect Subsidiary;

(vi) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the Luxembourg law dated December 23, 2005;

(vii) to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the original issue date of the Notes (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(viii) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being or having been a “personal holding company,” a “passive foreign investment company” or a “controlled foreign corporation,” each as defined under the Code, that has accumulated earnings to avoid United States federal income tax;

(ix) to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (ii) purchasing the Notes in the ordinary course of its lending business or (iii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(x) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later;

(xi) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent; or

(xii) in the case of any combination of items (i) through (xi) above.

Additional Amounts also will not be paid with respect to any payment on a Note to a holder of beneficial interests in such Note who is a fiduciary, a partnership, a limited liability company, or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder of that limited liability company, or a holder of beneficial interests in the Notes who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

SECTION 2.4. DENOMINATIONS

The Notes will be issued in denominations of €100,000 and integral multiples of €100,000 in excess thereof.

SECTION 2.5. REDEMPTION

(a) Optional Redemption. Except to the extent and under the circumstances set forth in paragraph (b) below, the Company may not redeem the Notes in whole or in part prior to the Floating Rate Maturity Date.

(b) Redemption for Tax Reasons. The Company may redeem the Notes as a whole but not in part, at the Company’s option at any time prior to the Floating Rate Maturity Date, upon the giving of a notice of tax redemption to the Holders of Notes, if the Company determines that, as a result of: (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction affecting taxation, or (ii) any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to in the foregoing clause (i), in the case of each of clauses (i) and (ii), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the original issue date of the Notes, the Company is or will become obligated to pay Additional Amounts with respect to the Notes provided the Company, in its reasonable business judgment, reasonably determines that such obligation cannot be avoided by the Company taking reasonable measures available to the Company.

The Redemption Price for tax redemptions under this Section 2.5(b) will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date fixed for redemption. The Redemption Date and the applicable Redemption Price will be specified in the notice of tax redemption, which will be given by the Company by first-class mail, to each registered Holder of the Notes to be redeemed at its current address appearing in the Security Register, with a copy to the Trustee, not earlier than 90 days prior to, and not later than 90 days after, the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were actually due on such date and, at the time such notice of tax redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of a tax redemption, the Company will deliver to the Trustee, with a copy to the Paying Agent, a certificate signed by a duly authorized Officer of the Company, which the Trustee and Paying Agent may rely upon conclusively, stating that (i) the Company is entitled to effect the tax redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred; and (ii) the Company has received an opinion of independent legal counsel of recognized standing to the same effect based on the statement of facts.

(c) Redemption Generally. The Redemption Prices of Notes to be redeemed will be calculated on the “Actual/360 Day” count. Except as otherwise provided in the foregoing clause (b), notice of redemption of the Notes will be given as provided in Section 4.4 of the Indenture or otherwise transmitted in accordance with applicable procedures of Euroclear and Clearstream.

Unless the Company defaults in the payment of the Redemption Price, on and after the applicable Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. The Company will deposit with the Paying Agent funds sufficient to pay the Redemption Price of, and accrued and unpaid interest on, such Notes to be redeemed on the applicable Redemption Date in accordance with Section 4.5 of the Original Indenture.

SECTION 2.6. OFFER TO REPURCHASE UPON CHANGE OF CONTROL TRIGGERING EVENT

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in Section 2.5, each Holder of the Notes shall have the right to require the Company to repurchase all or a portion (equal to €100,000 or an integral multiple of €100,000 in excess thereof) of such Holder’s Notes as set forth in this Section 2.6 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Floating Rate Interest Payment Date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first-class mail, a notice to each Holder of Notes at its registered address, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or to transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than an Event of Default resulting from failure to pay the Change of Control Payment.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

SECTION 2.7. SINKING FUND

The Notes shall not have the benefit of a sinking fund.

SECTION 2.8. PAYING AGENT, TRANSFER AGENT AND REGISTRAR; CERTAIN TAX PROVISIONS

(a) Elavon Financial Services DAC, UK Branch, shall initially serve as Paying Agent and Calculation Agent with respect to the Notes, with the Place of Payment and calculation agent services for all Notes initially being the following office of the initial Paying Agent and Calculation Agent: Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom. The Trustee shall initially serve as Transfer Agent and Registrar with respect to the Notes, and the Notes may be registered for transfer or exchange at the office of the Trustee at Two Midtown Plaza, 1349 West Peachtree Street, Suite 1050, Atlanta, GA 30309. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, Calculation Agent, Transfer Agent or Registrar for the Notes, to appoint additional or other Paying Agents, Calculation Agents, Transfer Agents or Registrars for the Notes and to approve any change in the office through which any Paying Agent, Calculation Agent, Transfer Agent or Registrar for the Notes acts. The Company will cause to be kept at the office of the Registrar outside of the United Kingdom a register in which, subject to such reasonable regulations as the Company may prescribe, the Company will provide for the registration of the Notes and registration of transfer of the Notes.

(b) [Reserved].

SECTION 2.9. LIMITATION ON LIENS

(a) The Guarantor shall not, and shall not permit any Consolidated Subsidiary to, incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Guarantor and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of the Guarantor and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in paragraph (a) above shall not apply to, and there shall be excluded from secured Debt in any computation under the restriction in (a) above or under the restriction in Section 2.10(a)(1), Debt secured by:

(1) Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that (A) any such Lien was (i) in existence prior to the date of such acquisition, (ii) was not incurred in anticipation thereof and (iii) does not extend to any other property, and (B) the principal amount of Debt secured by each such Lien does not exceed the cost to the Guarantor or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP;

(2) Liens in favor of the Guarantor or a Consolidated Subsidiary;

(3) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(4) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Guarantor or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(5) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that (A) any such Lien relates solely to the property subject to the Lien and (B) the principal amount of Debt secured by each such Lien (i) was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and (ii) does not exceed the cost to the Guarantor or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP; and

(6) any extension, renewal or replacement of any Lien referred to above; provided that (A) such extension, renewal or replacement Lien (i) will be limited to the same property that secured the Lien so extended, renewed or replaced and (ii) will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (B) such principal amount of Debt so secured shall continue to be included in the computation in paragraph (a) of this Section 2.9 and in Section 2.10(a)(1) to the extent so included at the time of such extension, renewal or replacement.

For purposes of this Section 2.9, an “acquisition” of property (including real, personal or intangible property or shares of capital stock or Debt) shall include any transaction or series of transactions by which the Guarantor or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

This Section 2.9 has been included in this Second Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.10. LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

(a) The Guarantor shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions is met:

(1) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the Notes pursuant to Section 2.9 would not exceed 10% of the Consolidated Net Tangible Assets of the Guarantor and the Consolidated Subsidiaries; or

(2) within 180 days of such Sale and Leaseback Transaction, the Guarantor or such Consolidated Subsidiary applies to (A) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Guarantor or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (B) the purchase of other property that will constitute Principal Property having a fair market value, in the opinion of the Board of Directors, at least equal to the fair market value of the Principal Property leased in such Sale and Leaseback transaction, an amount not less than the greater of:

(i) the Net Proceeds of the Sale and Leaseback Transaction; and

(ii) the fair market value of the Principal Property so leased at the time of such transaction;

(b) The restriction set forth in paragraph (a) above shall not apply to any Sale and Leaseback Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.10 or in Section 2.9(a) with respect to any such transaction:

(1) solely between the Guarantor and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(2) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Guarantor or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

(3) in which the applicable lease is for a period, including renewal rights, of three years or less.

This Section 2.10 has been included in this Second Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.11. EVENTS OF DEFAULT

The Events of Default for the Notes and any remedies thereto are as specified in Section 8.1 of the Original Indenture.

SECTION 2.12. MODIFICATION OF THE INDENTURE

Article XII of the Original Indenture governs the modification of the Original Indenture and any supplements thereto.

SECTION 2.13. DEFEASANCE AND DISCHARGE

The provisions of Article X of the Original Indenture shall be applicable to the Notes; provided that (i) “other obligations” as contemplated by Section 10.4(a)(i) of the Original Indenture shall mean Government Obligations and (ii) that “Holders” as contemplated by Section 10.4(a)(ii) and Section 10.4(a)(iii) of the Original Indenture shall be replaced with “beneficial owners”. The provisions of Section 10.3 of the Original Indenture shall apply to the covenants set forth in Sections 2.9 and 2.10 of this Second Supplemental Indenture and to those covenants specified in Section 10.3 of the Original Indenture.

SECTION 2.14. NOTICES

Notices to Holders will be mailed to the registered Holders, subject to the provisions herein and in the Indenture. Any notice shall be deemed to have been given on the date of mailing. Notwithstanding the foregoing, so long as the Notes are represented by a Global Security deposited with a nominee of a common safekeeper for Euroclear or Clearstream, notices to Holders may be given by delivery to Euroclear and Clearstream, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. The Trustee will only mail notices to the registered Holder. The Trustee will mail notices as directed by the Company in writing by first-class mail, postage prepaid, to each registered Holder’s last known address as it appears in the security register that the Trustee maintains.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1. RECITALS BY COMPANY

The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, Registrar, Transfer Agent, Paying Agent or Calculation Agent and all of the provisions contained in the Indenture and the Paying Agency Agreement in respect of the rights, privileges, immunities, powers and duties of the Trustee, Registrar, Transfer Agent, Paying Agent and Calculation Agent shall be applicable in respect of the Notes and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 3.2. APPLICATION TO NOTES ONLY

Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes established hereby and not to any currently existing or future series of Securities established under the Indenture.

SECTION 3.3. BENEFITS

Nothing contained in this Second Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Guarantor, the Trustee, the Registrar, the Transfer Agent, the Paying Agent, and the Calculation Agent any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or this Second Supplemental Indenture.

SECTION 3.4. EFFECTIVE DATE

This Second Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

SECTION 3.5. RATIFICATION

As supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

SECTION 3.6. COUNTERPARTS

This Second Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 3.7. GOVERNING LAW

THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 85 TO 94-8 OF LUXEMBOURG LAW DATED 10TH AUGUST, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, SHALL BE EXCLUDED IN RELATION TO THE ISSUANCE OF THE NOTES.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

MOHAWK CAPITAL FINANCE S.A., a company organized under the laws of Luxembourg

By:	/s/ Chris Rosselli
Name:	Chris Rosselli
Title:	Class A Director

By:	/s/ John Kleynhans
Name:	John Kleynhans
Title:	Class B Director

MOHAWK INDUSTRIES, INC., a Delaware corporation

By:	/s/ Shailesh Bettadapur
Name:	Shailesh Bettadapur
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Transfer Agent and Registrar

By:	/s/ George Hogan
Name:	George Hogan
Title:	Vice President

[Signature Page to Mohawk Capital Finance S.A. Second Supplemental Indenture to Floating Rate Notes due 2020]

ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as Paying Agent and Calculation Agent

By:	/s/ Michael Leong
Name:	Michael Leong
Title:	Authorised Signatory

By:	/s/ Chris Hobbs
Name:	Chris Hobbs
Title:	Authorised Signatory

[Signature Page to Mohawk Capital Finance S.A. Second Supplemental Indenture to Floating Rate Notes due 2020]

EXHIBIT A

FORM OF

FLOATING RATE NOTE DUE 2020

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON SAFEKEEPER OR A NOMINEE OF A COMMON SAFEKEEPER. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON SAFEKEEPER OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON SAFEKEEPER TO A NOMINEE OF THE COMMON SAFEKEEPER OR BY A NOMINEE OF THE COMMON SAFEKEEPER TO THE COMMON SAFEKEEPER OR ANOTHER NOMINEE OF THE COMMON SAFEKEEPER.]*

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR /CLEARSTREAM”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CLEARSTREAM NOMINEES LTD., AS NOMINEE OF A COMMON SAFEKEEPER (THE “COMMON SAFEKEEPER”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO CLEARSTREAM NOMINEES LTD. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CLEARSTREAM NOMINEES LTD., HAS AN INTEREST HEREIN.]*

*	Insert in Global Securities

MOHAWK CAPITAL FINANCE S.A.

€________________

FLOATING RATE NOTE DUE 2020

No. R-[•]

ISIN No. ____________

COMMON CODE: ____________

CUSIP No.: ____________

Mohawk Capital Finance S.A., a company organized under the laws of Luxembourg (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby certifies that Clearstream Nominees Ltd. is entered in the Security Register as a registered holder of or registered assigns (the “Holder”) of the €300,000,000 Floating Rate Note Due 2020, and promises to pay to Clearstream Nominees Ltd., the principal sum of                          EUROS (€                ) on May 18, 2020, and to pay interest thereon on each Floating Rate Interest Payment Date at a rate per annum equal to the Applicable EURIBOR Rate from time to time in effect for each applicable Floating Rate Interest Period plus thirty (30) basis points (0.30%) until the principal hereof is paid or made available for payment. Notwithstanding the foregoing, the minimum interest rate for this note shall at all times be no less than 0.00% per annum. The interest so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business of the day that is one EURIBOR Business Day prior to the Floating Rate Interest Payment Date (each, a “Regular Record Date”); provided that the interest payable at the Floating Rate Maturity Date will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

Payments of interest on the Notes will include interest accrued to but excluding the respective Floating Rate Interest Payment Dates. Interest on the Notes will be calculated on the Actual/360 Day count. If any Floating Rate Interest Payment Date or the Floating Rate Maturity Date falls on a day that is not a EURIBOR Business Day, the payment of the interest and principal payable on such date will be made on the next EURIBOR Business Day (unless the next EURIBOR Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date or the Floating Rate Maturity Date shall be the immediately preceding EURIBOR Business Day).

Payments of interest and principal, including payments made upon any redemption of the Notes, will be made in Euros. If the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euros will be converted into U.S. Dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. In such circumstances, the amount payable on any date in Euros will be converted into U.S. Dollars on the basis of the most recently available market exchange rate for Euros. Neither the Trustee, the Paying Agent, nor the Calculation Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Payment of interest, subject to such surrender where applicable, (i) may be made at the Company’s option by wire transfer or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and (ii) in the case of any Global Security, must be made by wire transfer at such place and to such account at a banking institution as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note shall not be valid unless effectuated by the entity acting as the common safekeeper for Euroclear Bank SA/NV and Clearstream Banking SA.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: _________________	MOHAWK CAPITAL FINANCE S.A.

By:
Name:
Title:

By:
Name:
Title:

[Notation of Guarantee and Trustee’s Certificate of Authentication Follow]

NOTATION OF GUARANTEE

Mohawk Industries, Inc., a Delaware corporation (the “Guarantor”, which term includes any successor thereto under the Indenture (the “Indenture”) referred to in the security on which this notation is endorsed (the “Security”)), has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article XI of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Security, when and as the same shall become due and payable in accordance with the terms of this Security and the Indenture.

The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XI of the Indenture and the Security. Reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this notation of the Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

MOHAWK INDUSTRIES, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Dated: ____________________	By:
Authorized Signatory

CERTIFICATE OF EFFECTUATION

CLEARSTREAM BANKING, SOCIETE
ANONYME, LUXEMBOURG,
as common safekeeper

By:
Authorized Signatory

REVERSE OF FLOATING RATE NOTE DUE 2020

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under that certain Senior Indenture dated as of September 11, 2017, by and among the Company, as Issuer, Mohawk Industries, Inc., a Delaware corporation, as Guarantor (herein called the “Guarantor”), and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture (as defined below)) (the “Original Indenture”), as supplemented by a Second Supplemental Indenture dated as of May 18, 2018 (the “Second Supplemental Indenture”; and the Original Indenture, as supplemented by the Second Supplemental Indenture, and as further amended or supplemented from time to time, herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, the Guarantor, the Trustee, Registrar, Transfer Agent and Elavon Financial Services DAC, UK Branch, as initial Paying Agent and Calculation Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee, the Registrar, the Transfer Agent, the Paying Agent and the Calculation Agent and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount.

Elavon Financial Services DAC, UK Branch, shall initially serve as Paying Agent and Calculation Agent with respect to the Notes, with the Place of Payment and calculation agent services for all Notes initially being the following office of the initial Paying Agent and Calculation Agent: Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom. The Trustee shall initially serve as Transfer Agent and Registrar with respect to the Notes, and the Notes may be registered for transfer or exchange at the office of the Registrar at Two Midtown Plaza, 1349 West Peachtree Street, Suite 1050, Atlanta, GA 30309. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, Calculation Agent, Transfer Agent or Registrar for the Notes, to appoint additional or other Paying Agents, Calculation Agents, Transfer Agents or Registrars for the Notes and to approve any change in the office through which any Paying Agent, Calculation Agent, Transfer Agent or Registrar for the Notes acts.

The Notes are subject to redemption for tax reasons as described in Section 2.5(b) of the Second Supplemental Indenture. Except to the extent specified in Section 2.5(b) of the Second Supplemental Indenture, the Company may not redeem the Notes.

Additional Amounts will be paid in respect of any payments of interest or principal so that the amount a beneficial owner receives after the imposition of withholding tax by the Relevant Jurisdiction will not be less than the amount that the beneficial owner would have received if no withholding tax had been applicable, subject to the exceptions described in Section 2.3(d) of the Second Supplemental Indenture.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Second Supplemental Indenture), unless the Company has exercised its right to redeem the Notes as described in the Second Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or a portion (equal to €100,000 or an integral multiple of €100,000 in excess thereof) of such Holder’s Notes as set forth in the Second Supplemental Indenture, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Floating Rate Interest Payment Date.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute, or to order or direct the Trustee to institute, any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed or provided for herein.

The payment by the Company of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any Additional Amounts required to be paid, is unconditionally and irrevocably guaranteed by the Guarantor.

No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €100,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes having the same Stated Maturity and of like tenor of any authorized denominations as requested by the Holder upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.

No service charge shall be made for any such registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with rights of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian for
(Cust)

(Minor)

Under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not on the above list.

To assign this Note, fill in the following form:

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: ________ __, ____

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 2.6 of the Second Supplemental Indenture, check this box:  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.6 of the Second Supplemental Indenture, state the amount in principal amount (must be at least €100,000 and integral multiples of €100,000 in excess thereof): € _________________________

Date: ______________	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.